Exhibit 10.10

EMPLOYMENT AGREEMENT BY AND AMONG CITIZENS NATIONAL BANK, CNB

BANCORP, INC. AND JUDY D. BROWN

THIS AGREEMENT is made as of the 23rd day of December, 2004, by and among Citizens National Bank (the “Employer”), CNB Bancorp, Inc., a bank holding company incorporated under the laws of the Commonwealth of Virginia (“CNB”) and Judy D. Brown, a resident of the Commonwealth of Virginia (the “Executive”).

RECITALS:

The Employer desires to employ the Executive as its Vice President and Bank Manager and the Executive desires to accept such employment.

In consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “Affiliate” shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.3 “Area” shall mean the geographic area within a fifteen (15) mile radius of the town limits of Windsor, Virginia, the Employer’s primary location. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

1.4 “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5 “Cause” shall mean:

1.5.1 With respect to termination by the Employer:

(a) A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform her duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall (i) specifically identify the duties that the Board of Directors of either the Employer or CNB believes the Executive has failed to perform, and (ii) state the facts upon which such Board of Directors made such determination;

(b) Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of her duties and responsibilities hereunder;

(c) Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d) Conduct by the Executive that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or

(e) Conduct by the Executive that results in her removal from her position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.5.2 With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive.

1.6 “Change of Control” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either CNB or the Employer, if, after the transaction, the acquiring person(s) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of either CNB or the Employer, as the case may be;

(b) within any twelve (12) month period (beginning on or after the Effective Date) the persons who were directors of either CNB or the Employer immediately before the beginning of such twelve (12) month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve (12) month period shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger, share exchange combination, or consolidation, with respect to which persons who were the stockholders of CNB or the Employer, as the case may be, immediately prior to such reorganization, merger, share exchange combination, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated Employer’s then outstanding voting securities; or

(d) the sale, transfer or assignment of twenty-five percent (25%) or more of the voting stock of CNB or all or substantially all of the assets of CNB to a party other than the Employer or an affiliate of the Employer, or the Employer liquidates or dissolves CNB.

1.7 “Confidential Information” means data and information relating to the business of CNB or the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to CNB or the Employer and which has value to CNB or the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by CNB or the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8 “Disability” shall mean the inability of the Executive to perform each of her material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

1.9 “Effective Date” shall mean January 1, 2005.

1.10 “Employer Information” means Confidential Information and Trade Secrets.

1.11 “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the first anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.12 “Term” shall mean the Initial Term and all subsequent renewal periods.

1.13 “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

2.1 Position. The Executive is employed as Vice President and Bank Manager of CNB and, subject to the direction of the Board of Directors of CNB or the Employer or its designee(s), shall perform and discharge well and faithfully the duties which may be assigned to her from time to time by CNB or the Employer in connection with the conduct of its business. The current duties and responsibilities of the Executive are set forth on Exhibit A attached hereto, which may be changed at any time by the Employer.

2.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of her time, energy and skill during regular business hours to the performance of the duties of her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to her by the Board of Directors of either CNB or the Employer; and

(c) timely prepare and forward to the Board of Directors of either CNB or the Employer all reports and accountings as may be requested of the Executive.

2.3 Permitted Activities. The Executive shall devote her entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing her personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which her participation is solely that of an investor;

(b) purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in her collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of either CNB or the Employer approves in writing of such activities prior to the Executive’s engaging in them.

3. Term and Termination.

3.1 Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, at the end of the Initial Term, the Agreement will be renewable for one (1) year periods thereafter, unless either the Executive or the Employer provides sixty (60) days prior written notice of their intent to terminate this Agreement.

3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, upon a vote of at least fifty-one percent (51%) of the Employer’s Board of Directors, and upon written notice to the Executive pursuant to Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination;

(b) Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, and upon execution of a full and final release from Executive, the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for a period of ninety (90) days from the date of termination of this Agreement. Non-renewal of this Agreement, however, does not constitute termination without cause; or

(c) Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, and upon execution of a full and final release from Executive, the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for six (6) months following the termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.

(d) In the event that the primary regulator for the Employer or CNB raises an objection to the Executive’s service as Vice President and/or Bank Manager of either the Employer or CNB pursuant to which the regulator requires the Executive’s removal from her position as Vice President and/or Bank Manager, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.

3.2.2 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.

3.2.3 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.

3.3 Change of Control. If there shall occur a change of control of CNB or the Employer (“Change of Control”), the Executive may be assigned such other duties or responsibilities as would be reasonably equivalent under the circumstances and acceptable to the Executive in her reasonable discretion. During the first six (6) months following the effective date of a Change of Control but not after, Executive may be “terminated without cause due to a Change of Control.” Alternatively, if Executive is retained but not given reasonably equivalent duties and responsibilities, she may resign within six (6) months of the effective date of the Change of Control expressly citing this reason in a written resignation. If Executive has been terminated other than For Cause due to a Change of Control, Executive shall receive, in lieu of any payments pursuant to Section 3.2, and upon execution of a full and final release by Executive, a one (1) time payment of 1.00 times the annual base compensation currently being provided to Executive pursuant to this Agreement. If the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) of the severance payment as described in this Section 3.3 and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or CNB or in the ownership of a substantial portion of the assets of the Employer or CNB (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 1.00 multiplied by Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence. Notwithstanding any provision in this Agreement, if the Executive may exercise her right to terminate employment under this Section 3.3, the Executive may choose which provision shall be applicable.

3.4 Effect of Termination. Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for: (i) the payment of any Base Salary due and owing under Section 4.1 on the effective date of termination of employment; (ii) reimbursement under Section 4.5 of expenses incurred as of the effective date of termination of employment; (iii) and any payments due and owing to the Executive under Sections 3.2.1(b) or (c), Section 3.2.2, or Section 3.3, as applicable.

4. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1 Base Salary. The Executive shall be compensated at a base rate of $52,000.00 per year (the “Base Salary”), which shall be paid in equal bi-weekly installments. The obligation for payment of Base Salary shall be apportioned between the Employer and CNB as they may agree from time to time in their sole discretion. The Executive’s Base Salary shall be reviewed by the Board of Directors of CNB and the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the sole discretion of the Board of Directors of CNB or the Employer based on its evaluation of the Executive’s performance.

4.2 Incentive Compensation. The Executive shall be eligible to receive an annual cash bonus if, in the sole and exclusive discretion of the Board of Directors, CNB achieves certain performance levels to be established by the Board of Directors from time to time (the “Bonus Plan”).

4.3 Stock Options. In its sole and exclusive discretion, the Employer may grant to the Executive options to purchase a number of shares of the Employer’s common stock. If granted, the options will be issued by the Employer pursuant to the Employer’s stock incentive plan and subject to the terms of a related stock option agreement, including any vesting schedule.

4.4 Business Expenses. The Employer specifically agrees to reimburse the Executive for reasonable and necessary business (including travel) expenses incurred by her in the performance of her duties hereunder, as approved by the Board of Directors of either CNB or the Employer, provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.5 Vacation. In accordance with the Employer’s policies, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve (12) month period during the Term, during which her compensation shall be paid in full. The Executive may not take vacation in more than two (2) week increments at any time.

4.6 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.7 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5. Employer Information.

5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. With respect to Confidential Information, this Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason. With respect to Trade Secrets, this Section 5 shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, but at least for a period of twelve (12) months following termination of this Agreement for any reason.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of her employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in her possession or control.

6. Non-Competition. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.1(a),

•	by the Employer without Cause pursuant to Section 3.2.1(b);

•	by the Employer pursuant to Section 3.2.1(d); or

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of six (6) months from the date of termination of this Agreement for any reason, she will not within the Area, directly or indirectly, engage in or provide services substantially similar to those services Executive provided for either the Employer or CNB on behalf of himself or behalf of any other credit union, bank or other financial institution engaging in the Business of the Employer.

7. Non-Solicitation of Customers. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.1(a),

•	by the Employer without Cause pursuant to Section 3.2.1(b);

•	by the Employer pursuant to Section 3.2.1(d); or

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of one (1) year from the date of termination of this Agreement for any reason, she will not, on her own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s or CNB’s customers, including prospective customers actively sought by the Employer or CNB, with whom the Executive has or had material contact during the last one (1) year of her employment, for purposes of providing products or services that are competitive with those provided by the Employer or CNB.

8. Non-Solicitation of Employees. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.1(a),

•	by the Employer without Cause pursuant to Section 3.2.1(b);

•	by the Employer pursuant to Section 3.2.1(d); or

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of one (1) year from the date of termination of this Agreement for any reason, she will not, on her own behalf or in the service of or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to another person or entity providing products or services that are competitive with the Business of the Employer, regardless if such employee is a full-time, part-time or temporary employee of the Employer or its Affiliates, such employment is pursuant to written agreement, for a determined period or is at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 to 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should she breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by overnight courier. All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective as of five (5) days of mailing. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

Citizens National Bank.

11407 Windsor Boulevard

P.O. Box 100

Windsor, VA 23487

Attention: President & CEO

(ii)	If to the Executive, to her at:

Judy D. Brown

12 N. & W. Street

P.O. Box 274

Windsor, VA 23487

Any party hereto may change her or its address by advising the others, in writing, of such change of address.

13. Binding Effect and Assignment. This Agreement will be binding and inure to the benefit of each of the parties and their successors. Employer may assign this Agreement, subject to the provisions of this Section 13, and such assignee shall then acquire all the rights and obligations of Employer hereunder.

14. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Except for injunctive relief sought to enforce an ongoing violation resulting in irreparable harm, any civil controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by mediation and/or arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If arbitration is used, the arbitrator shall not have the authority to modify this Agreement or to award punitive damages. The arbitration shall occur at a mutually convenient location or if none can be agreed upon, in the City of Norfolk, Virginia. Judgment upon the award rendered by the arbitrator may be entered only in the Isle of Wight Circuit Court or the United States District Court for the Eastern District of Virginia. The Employer agrees to pay all fees and expenses associated with the arbitration proceedings.

16. Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses as permissible by law, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Virginia.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.

22. Joint and Several. The obligations of CNB and the Employer to Executive hereunder shall be joint and several.

23. Counterparts. This Agreement may be executed in counterparts, together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

CITIZENS NATIONAL BANK

By:	/s/ Robert E. Spencer, Jr.

Print Name:	Robert E. Spencer, Jr.
Title:	President & CEO

THE EXECUTIVE:

/s/ Judy D. Brown
Judy D. Brown